EXHIBIT 77Q1(a)

AMENDMENT TO REGISTRANT'S DECLARATION OF TRUST

In response to Sub-Item 77I, Amendments to the Declaration of Trust dated as of July 26, 2007 (the “Amendments”) of the Lord Abbett Blend Trust (the “Registrant”) are hereby incorporated by reference to Exhibit No. 99(a)(iii) and 99(a)(iv) respectively to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form N-1A (1933 Act File No. 333-60304 and 1940 Act File No. 811-10371) filed on September 13, 2007.

The Amendments (i) renamed, effective September 28, 2007 all of the issued and unissued shares of Class Y shares as Class I shares; and (ii) created three new share classes for the Registrant’s Small Cap Blend Fund: Class F, Class R2 and Class R3 effective August 10, 2007.